Exhibit 99.1

Citizens First Corporation

TARP Certification of Chief Executive Officer and Chief Financial Officer

I, M. Todd Kanipe, Chief Executive Officer and I, J. Steven Marcum, Chief Financial Officer of Citizens First Corporation (the “Company”), certify, based on my knowledge, that:

(1) The compensation committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the year ended December 31, 2013 senior executive officer compensation plans and the employee compensation plans and the risks these plans pose to the Company;

(2) The Compensation Committee has identified and limited during any part of the year ended December 31, 2013 any features in the senior executive officer compensation plans that could lead senior executive officers to take unnecessary or excessive risks that could threaten the value of the Company, and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(3) The Compensation Committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;

(4) The Compensation Committee will certify to the reviews of the senior executive compensation plans and employee compensation plans required under (1) and (3) above;

(5) The Compensation Committee will provide a narrative description of how it limited during any part of the year ended December 31, 2013 the features in (i) senior executive officer compensation plans that could lead senior executive officers to take unnecessary and excessive risks that could threaten the value of the Company, (ii) employee compensation plans that unnecessarily exposed the Company to risks, and (iii) employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(6) The Company has required that bonus payments to senior executive officers or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (“bonus payments”) be subject to a provision for recovery or “clawback” during any part of the year ended December 31, 2013 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(7) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to senior executive officers or any of the next five most highly compensated employees during any part of the year ended December 31, 2013;

(8) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the year ended December 31, 2013;

(9) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in section 111 of EESA, during any part of the year ended December 31, 2013, and any expenses requiring approval of the board of directors, a committee of the board of directors, a senior executive officer, or an executive officer with a similar level of responsibility were properly approved;

(10) The Company will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to senior executive officer compensation paid or accrued during any part of the year ended December 31, 2013;

(11) The Company will disclose the amount, nature, and justification for the offering during any part of the year ended December 31, 2013 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations  identified in paragraph (8);

(12) The Company will disclose whether the Company, the Board, or the Compensation Committee has engaged during any part of the year ended December 31, 2013 a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(13) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the senior executive officers and the next twenty most highly compensated employees during any part of the year ended December 31, 2013;

(14) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and the Treasury, including any amendments;

(15) The Company has submitted to Treasury a complete and accurate list of the senior executive officers and the twenty next most highly compensated employees for the current fiscal year, with the non-senior executive officers ranked in order of level of annual compensation starting with the greatest amount, and with the name, title and employer of each senior executive officer and most highly compensated employee identified; and

(16) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Dated: March 25, 2014	By	/s/ M. Todd Kanipe
M. Todd Kanipe
Chief Executive Officer

	By	/s/ J. Steven Marcum
J. Steven Marcum
Chief Financial Officer